Exhibit 99.1

   First Investors Reports Preliminary Second Quarter Results and Announces
    Nasdaq Notice of Potential Delisting From the National Market Exchange

    HOUSTON, Nov. 19 /PRNewswire-FirstCall/ -- First Investors Financial Services (Nasdaq: FIFS) has reported that it received a letter from Nasdaq dated November 16, 2004, indicating that Nasdaq is reviewing the Company's eligibility for continued listing on The Nasdaq National Market as a consequence of failure to meet the minimum 400 round lot shareholder requirement of Marketplace Rule 4450(a)(4). In the letter Nasdaq states that First Investors has until December 1, 2004, to provide an acceptable plan to regain compliance or the staff will initiate delisting of First Investors' common stock.
    First Investors estimates that it currently has approximately 225 holders of round (100 shares or more) lots. The number of round lot holders fluctuates from time to time as purchasers accumulate or sell positions in First Investors' common stock. This activity is beyond First Investors' control. Over the past several years, there has been significant consolidation of First Investors' shares in the hands of a relatively small number of shareholders who are familiar with and follow the company regularly.
    First Investors has carefully considered the costs and benefits associated with continued listing, the actions it might undertake in an effort to increase the number of its round lot shareholders, and the actions that would be necessary to maintain round lot holders at or above the required limit and has determined that the costs associated with such actions outweigh the potential benefits to the company and its stockholders. This decision in no way affects First Investors' status as a public company. First Investors anticipates that its shares will continue to be traded in the over-the-counter bulletin board market. First Investors will continue to file Forms 10-Q, 10-K, and 8-K with the Securities and Exchange Commission and mail an annual report to stockholders following each fiscal year end.
    From an operating performance perspective, the Company believes that underlying fundamentals continue to improve based upon, among other things, preliminary data for the three months ended October 31, 2004, the second quarter of fiscal year 2005. For the three months ended October 31, 2004, the Company reported $37.3 million in new loan originations compared to $28.0 million for the three months July 31, 2004 and $22.4 million for the three months ended October 31, 2003, representing an increase in new loan origination volume for the three months ended October 31, 2004, of approximately 25% compared to new loan originations during the three months ended July 31, 2004. The dollar delinquency rate declined from 3.2% to 2.6%, for the three months ended October 31, 2003 and October 31, 2004, respectively, while the annualized charge-off rate decreased from 5.9% to 4.6% for the six months ended October 31, 2003 and October 31, 2004, respectively, reflecting the improving economic environment, the positive impact of management's decision to restrict underwriting policies in 2001 prior to the recession and an increasing mix of direct loans which typically experience lower delinquency and loss rates. First Investors expects to report full results for the second quarter on or before December 9, 2004, with anticipated reported earnings falling within a range from $0.03 to $0.05 per share for the quarter, including the impact of unrealized losses on interest rate derivative positions compared to earnings per share of $0.02 for the first quarter ended July 31, 2004.
    Further, over the last two years, First Investors has periodically repurchased, predominantly in privately negotiated transactions, shares of its common stock. While these repurchases have had an insignificant effect on the number of round lot shareholders, the transactions have provided additional liquidity given the frequency and volumes of trading in First Investors' common stock. Since the inception of the repurchase program in December 2001, First Investors has repurchased a total of 615,100 shares, or 11% of its outstanding shares of common stock. Since July 2004, First Investors has repurchased 31,700 shares. First Investors recently announced authorization to repurchase up to an additional $1.5 million of common stock, in open market or in privately negotiated transactions of which approximately $1.35 million in availability remains. The timing, price and quantity of any future purchases will be at the discretion of the Company and will be based on a variety of factors including stock price and other market and economic factors.
    First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

SOURCE  First Investors Financial Services
    -0-                             11/19/2004
    /CONTACT: Bennie H. Duck of First Investors Financial Services, +1-713-977-2600/
    (FIFS)

CO:  First Investors Financial Services
ST:  Texas
IN:  FIN
SU:  ERP